                       Settlement and Standstill Agreement

     This SETTLEMENT AND STANDSTILL AGREEMENT, dated as of July 13, 2007 (the "Agreement"), is by and between Arbinet-thexchange, Inc., a Delaware corporation ("Arbinet"), and the individuals and entities listed on Schedule A hereto (collectively, the "Stockholders").

     WHEREAS, the Stockholders are the beneficial owners of shares of common stock, par value $0.001 per share, of Arbinet (the "Common Stock"); and

     WHEREAS, by letter dated March 19, 2007, Karen Singer, as trustee for the Singer Children's Management Trust (the "Trust"), provided notice to Arbinet of her intention to nominate Shawn O'Donnell, Jill Thoerle, and Stanley Kreitman for election as directors of Arbinet at its 2007 annual meeting of stockholders (the "Stockholder Nomination");

     WHEREAS, Gary Singer acts as a consultant to the Trust; and

     WHEREAS, subject to this Agreement the Trust intends hereby to withdraw the Stockholder Nomination and refrain from contesting the election of directors at Arbinet's 2007 annual meeting of stockholders; and

     WHEREAS, Arbinet and the Stockholders intend to provide hereby for, among other matters, enlargement of the Board of Directors of Arbinet (the "Board") from six (6) to nine (9) members and for the appointment of Shawn O'Donnell, Jill Thoerle, and Stanley Kreitman to the Board to fill the vacancies resulting therefrom, and furthermore, Arbinet and the Stockholders desire to otherwise resolve all matters between them, including those matters at issue in or with respect to the Stockholder Nomination.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     Section 1. Representations.

     (a) Binding Agreement: Authority. Arbinet hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by Arbinet, and is a valid and binding obligation of Arbinet, enforceable against Arbinet in accordance with its terms. Each of the Stockholders represents and warrants that this Agreement has been duly authorized, executed and delivered by such Stockholder, and is a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

     (b) Share Ownership of Common Stock. Each of the Stockholders hereby represents and warrants that, as of the date hereof, it and its Affiliates and Associates (as such terms are hereinafter defined) are the "beneficial owners" (as such term is hereinafter defined) of the shares of Common Stock set forth opposite their respective name on Schedule A hereto (the "Shares"), and that neither it nor its Affiliates or Associates beneficially own, or have any rights, options or agreements to acquire or vote, any other shares of Common Stock.

     (c) Defined Terms. For purposes of this Agreement, the term "Affiliate" and "Associate" shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For purposes of this Agreement, the terms "beneficial owner" and "beneficially own" shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person shall also be deemed to be the beneficial owner of all shares of Common Stock that such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional.

     Section 2. Directors.

     (a) Additional Directors. The Stockholders and Arbinet agree that as promptly as practicable (but in no event more than the second (2 nd) business day) following the execution of this Agreement by the parties hereto, the Board will increase the size of the Board to nine (9) members and (i) appoint Shawn O'Donnell and Jill Thoerle (together with any successor nominees appointed by the Stockholders pursuant to this Agreement, the "Class III Nominees") to fill the newly created directorships on the Board as Class III directors whose term shall expire at Arbinet's 2007 annual meeting of stockholders, and (ii) appoint Stanley Kreitman to fill the newly created directorships on the Board as a Class II director whose term shall expire at Arbinet's 2009 annual meeting of stockholders . At such time as Shawn O'Donnell, Jill Thoerle, and Stanley Kreitman shall each become a director of Arbinet in accordance with the terms of this Agreement, Shawn O'Donnell, Jill Thoerle, and Stanley Kreitman shall agree in writing to be bound by the terms and conditions of Arbinet's policies applicable to directors, including, without limitation, Arbinet's Code of Business Conduct & Ethics, Corporate Governance Guidelines, and Insider Trading Policy.

     (b) Nominations. Arbinet agrees to nominate Michael J. Ruane, Shawn O'Donnell and Jill Thoerle for election as Class III directors of Arbinet at its 2007 annual meeting of stockholders, and use its reasonable best efforts to cause the election of such persons, each to serve for a three-year term ending upon the election of directors at Arbinet's 2010 annual meeting of stockholders and until his or her successor is duly elected and qualified.

     (c) Committees. Arbinet agrees to appoint (i) Shawn O'Donnell to the Compensation Committee of the Board, (ii) Jill Thoerle to the Audit Committee of the Board, and (iii) Stanley Kreitman to the Nominating and Corporate Governance Committee of the Board.

     Section 3. Voting.

     (a) 2007 Annual Meeting. The Stockholders, together with their Affiliates and Associates, will not submit any stockholder proposal (pursuant to Rule 14a-8 or otherwise), or any notice of nomination or other business under Arbinet's Second Amended and Restated By-laws, and will not nominate or oppose directors for election at the 2007 annual meeting of stockholders of Arbinet. The Stockholders shall cause all Shares of Common Stock beneficially owned by them, and/or their Affiliates or Associates, as of the record date for the 2007 annual meeting of stockholders of Arbinet, to be present for quorum purposes and to be voted in favor of Michael J. Ruane, Shawn O'Donnell, and Jill Thoerle at such annual meeting or at any adjournments or postponements thereof.

     (b) Other Meetings. During the Standstill Period (as such term is hereinafter defined), the Stockholders shall cause all Shares of Common Stock beneficially owned by them, and/or their Affiliates or Associates, as of the record date for any other meeting of stockholders of Arbinet, to be present for quorum purposes and to be voted, at such meeting or any adjournments or postponements thereof, in favor of any matter brought before such meeting upon the recommendation of the Board by a two-thirds (2/3 rd) vote of those members voting; provided, however, that this provision will not restrict the Stockholders from voting as they deem appropriate in the exercise of their fiduciary duty with respect to a merger, tender offer, reorganization, recapitalization, sale of assets or other similar transaction that is submitted for stockholder approval at such meeting (it being understood that to the extent any such proposal includes the proposed election of an alternate slate of directors in lieu of directors nominated by Arbinet, the Stockholders, together with their Affiliates and Associates, will in all events be required to vote in favor of Arbinet's nominees).

     (c) Further Assurances. The Stockholders further agree to take all action reasonably necessary to carry out the intention of this Section 3, including, without limitation, delivering to Arbinet upon its written request (and compliance by it with applicable laws) executed proxies naming the proxies appointed by Arbinet for all shares of Common Stock beneficially owned by the Stockholders and/or their Affiliates or Associates as of the record dates for the aforementioned meetings of stockholders.

     Section 4. Standstill Arrangements. Each of the Stockholders agrees that, during the period from the date of this Agreement through July 13, 2008 (the "Standstill Period"), neither it nor any of its Affiliates or Associates will, without the written consent of Arbinet, directly or indirectly, solicit, request, advise, assist or encourage others to (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer of propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any assets of Arbinet or any of its subsidiaries; provided, however, that the Stockholders shall be able to communicate directly to the Board and third parties on a confidential, non-public basis proposals for a negotiated acquisition of assets of Arbinet or any of its subsidiaries without the written consent of Arbinet ; provided, further that any third party that the Stockholders communicate with shall expressly agree not to make any public disclosure or public announcement about such communications; (ii) any tender or exchange offer, merger or other business combination involving Arbinet or any of its subsidiaries ; provided, however, that the Stockholders shall be able to communicate directly to the Board and third parties on a confidential, non-public basis proposals for a negotiated tender or exchange offer, merger or other business combination involving Arbinet or any of its subsidiaries without the written consent of Arbinet; provided, further that any third party that the Stockholders communicate with shall expressly agree not to make any public disclosure or public announcement about such communications; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Arbinet or any of its subsidiaries; provided, however, that the Stockholders shall be able to communicate directly to the Board and third parties on a confidential, non-public basis proposals for a negotiated recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Arbinet or any of its subsidiaries without the written consent of Arbinet; provided, further that any third party that the Stockholders communicate with shall expressly agree not to make any public disclosure or public announcement about such communications; or
(iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) or consent to vote any voting securities of Arbinet; (b) form, join or in any way participate in a "group" (as defined under the Exchange Act); (c) except as otherwise expressly provided herein, otherwise act, alone or in concert with others, to seek to control or influence the management, the Board or policies of Arbinet; (d) nominate any persons as a director of Arbinet or propose any matter to be voted on by stockholders of Arbinet; (e) take any action which would reasonably be expected to force Arbinet to make a public announcement regarding any of the types of matters set forth in (a) above; or
(f) except as otherwise expressly provided herein, enter into any discussions or arrangements with any third party with respect to any of the foregoing. The Stockholders also agree during the Standstill Period not to request Arbinet (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

     Section 5. Withdrawal of Demand and Stockholder Nomination and Proposal. Upon the appointment of Shawn O'Donnell, Jill Thoerle, and Stanley Kreitman to the Board and the committees thereof as required by this Agreement, the Trust hereby withdraws the Stockholder Nomination and shall immediately cease all efforts, direct or indirect, in furtherance of the Stockholder Nomination and any related solicitation.

     Section 6. Press Releases and Other Public Statements. During the Standstill Period, Arbinet and the Stockholders agree as follows:

     (a) Arbinet agrees, subject to the requirements of applicable federal securities laws, to provide the Stockholders with an opportunity to review and comment on any press release, public filing, or letter to Arbinet's stockholders containing statements about the Stockholders, prior to its public release.

     (b) The Stockholders agree, subject to the requirements of applicable federal securities laws, to provide Arbinet with an opportunity to review and comment on any press release, public filing, or letter to Arbinet's stockholders containing statements about Arbinet, prior to its public release.

     (c) The initial press release with respect to the execution of this Agreement shall be a press release to be reasonably agreed upon by Arbinet and the Stockholders.

     (d) Neither Arbinet nor any of the Stockholders, nor any of their Affiliates or Associates, shall directly or indirectly make or issue or cause to be made or issued any disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) concerning the other party or any of its respective past, present or future general partners, directors, officers or employees, which disparages any of such other party's respective past, present or future general partners, directors, officers or employees as individuals (recognizing that the parties shall be free to comment in good faith regarding the business of Arbinet, provided any such comment shall not otherwise violate the terms of this Agreement).

     Section 7. Reimbursement of Certain Expenses. As of the date hereof, Arbinet will pay to the Stockholders $25,000 as reimbursement for all of the Stockholders out-of-pocket expenses incurred in connection with the 2007 annual meeting of stockholders proxy contest and the negotiation of this Agreement.

     Section 8. Remedies. Each party hereto hereby acknowledges and agrees that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

     Section 9. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

     Section 10. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and sent by U.S. registered mail, return receipt requested:

     if to Arbinet              Arbinet-thexchange, Inc.
                                Tower II, Suite 450
                                120 Albany Street
                                New Brunswick, New Jersey 08901
                                Attention: General Counsel

     with a copy to:            Goodwin Procter LLP
                                Exchange Place
                                Boston, Massachusetts 02109
                                Attention: Joseph L. Johnson III

     if to the Stockholders:    Addressed to such Stockholder at the address
                                set forth on Schedule B hereto

     Section 11. Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof. The parties, on behalf of itself and its Affiliates and Associates, hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts in the State of Delaware and/or the courts of the United States of America located in the State of Delaware for any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and agree not to commence any action, suit or proceeding related thereto except in such courts. The parties, on behalf of itself and its Affiliates and Associates, hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts in the State of Delaware and/or the courts of the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding in any such court has been brought in any inconvenient forum.

     Section 12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 13. No Presumption Against Draftsman. Each of the undersigned parties hereby acknowledges the undersigned parties fully negotiated the terms of this Agreement, that each such party had an equal opportunity to influence the drafting of the language contained in this Agreement and that there shall be no presumption against any such party on the ground that such party was responsible for preparing this Agreement or any part hereof.

     Section 14. Enforceability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such that is held invalid, void or unenforceable by a court of competent jurisdiction.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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

      IN WITNESS WHEREOF, each of the parties hereto has executed this Settlement and Standstill Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

                                     ARBINET-THEXCHANGE, INC.

                                     By: /s/ Roger H. Moore
                                         ----------------------------------
                                     Name: Roger H. Moore
                                     Title: Interim Chief Executive Officer and
                                            President

                                     SINGER CHILDREN'S FAMILY TRUST

                                     By: /s/ Karen Singer
                                         ----------------------------------
                                     Name: Karen Singer, its Trustee

                                     /s/ Gary Singer
                                     --------------------------------------
                                     Gary Singer, individually and as consultant
                                     to the Singer Children's Family Trust

                                     /s/ Karen Singer
                                     --------------------------------------
                                     Karen Singer, individually

                                   SCHEDULE A

                 Beneficial and Record Ownership of Common Stock

                                       Number of Shares of Common             Number of Shares of Common
Stockholder                             Stock Held Beneficially                 Stock Held of Record
------------------------------         --------------------------             --------------------------
Singer Children's Family Trust                  2,460,174                            2,460,174

Gary Singer                                         0                                   0

Karen Singer                                        0                                   0

                                   SCHEDULE B

Stockholder                                                             Address
-----------                                                             -------

Singer Children's Family Trust                    212 Vaccaro Drive
Gary Singer                                       Cresskill, New Jersey 07626
Karen Singer